UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.              )

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OFS Capital Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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OFS CAPITAL CORPORATION
10 South Wacker Drive, Suite 2500
Chicago, Illinois 60606
(847) 734-2000
May 24, 2022
To Our Stockholders:
As you are all aware, OFS Capital Corporation (“OFS” or the “Company”) will be holding a Special Meeting of Stockholders on June 8, 2022 and filed a proxy statement related to the Special Meeting on April 27, 2022. At the Special Meeting we are asking stockholders to vote on a proposal authorizing the Company, with the approval of our board of directors, to issue shares of our common stock at a price below our then-current NAV per share, subject to certain conditions set forth in the proxy statement.
While we have no intention to do so in the near term, we are seeking the flexibility to sell common stock at a price below NAV because we believe there could be moments in time when doing so would be in the best interest of our stockholders. Last year the same proposal was approved by a majority of the stockholders. OFS did not sell any shares below NAV pursuant to the proposal approved by the majority of stockholders at the Company’s 2021 and 2020 Special Meetings of Stockholders.
From time to time, global capital markets may experience periods of disruption and instability. The economic effects of the ongoing conflict between Russia and Ukraine and the COVID-19 pandemic have had, and may continue to have, a material adverse impact on the global economy, including the United States, as cross border commercial activity and market sentiment have been negatively impacted. We believe that attractive investment opportunities may present themselves during this volatile period and during other periods of market volatility, including opportunities to make acquisitions of other companies or investment portfolios at compelling values.
Periods of market disruption and instability may adversely affect the Company's access to sufficient debt and equity capital. In addition, the debt capital that will be available, if any, may be at a higher cost and on less favorable terms and conditions in the future. Stockholder approval of the proposal to sell shares of our common stock below NAV would provide the Company with the flexibility to raise equity capital to invest in such attractive investment opportunities, which typically need to be made expeditiously.
We believe that having the flexibility to access the capital markets in these types of environments is an important tool that can help us drive stockholder value during periods of market distress, and we are committed to doing so should we be given the opportunity.
Since our initial public offering in November 2012, we have only had one follow-on equity offering and seven debt offerings. We will continue to take our duties and responsibilities to our stockholders regarding capital markets activities with the upmost seriousness — one of the most important decisions we make.
Attached is a presentation that walks through our thought process and financial framework for this proposal. For assistance voting your OFS shares, please call D.F. King toll-free at (866) 416-0553. We would also welcome the opportunity to discuss at your convenience.
Thank you for your ongoing support of, and continued interest in, OFS.
Sincerely yours,
Bilal Rashid
Chairman of the Board of Directors and Chief Executive Officer

OFS

OFS Capital Corporation

Special Meeting of Stockholders
June 8, 2022

Important Disclosures

OFS

Forward Looking Statements

This presentation contains "forward looking statements" that are subject to risks and uncertainties. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital Corporation’s ("OFS", "OFS Capital", "we", "us" or "our") Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the SEC. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information as of this date and assumes no obligations to update the information included in this presentation or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

General Disclaimers

Certain information included in this presentation (including certain information relating to portfolio companies) was derived from third party sources and has not been independently verified and, accordingly, OFS Capital makes no representation or warranty in respect of this information.

The following slides contain summaries of certain financial and statistical information about OFS Capital. We undertake no duty or obligation to publicly update or revise the information contained in this presentation. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. You should not view the past performance of OFS Capital, or information about the market, as indicative of OFS Capital's future results. This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities of OFS Capital.

Please note, changes in global, national, regional or local economic, demographic or capital market conditions (including as a result of the coronavirus (COVID-19) pandemic that began in the fourth quarter of 2019, the conflict between Russia and the Ukraine and other factors) has, and may continue to have, a significant negative impact on our business financial condition, results of operations and cash flows and those of our portfolio companies, including our and their ability to achieve our respective objectives.

www.ofscapital.com | ©2022 OFS Capital Corporation
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Important Disclosures (continued)

OFS

The information contained in this presentation is preliminary, may not be complete and may be changed. By acceptance hereof, you agree that the information contained herein may not be used, reproduced or distributed to others, in whole or in part, for any other purpose without the prior written consent of OFS Capital.

The contents hereof should not be construed as investment, legal, tax or other advice and you should consult your own advisers as to legal, business, tax and other related matters concerning an investment in OFS Capital. OFS Capital is not acting for you and does not regard you as a customer or a client. It will not be responsible to you for providing protections afforded to clients or be advising you on the relevant transaction. Unless otherwise noted, the information contained herein has been compiled as of March 31, 2022. There is no obligation to update the information.

This presentation does not constitute a prospectus and should under no circumstances be understood as an offer to sell or the solicitation of an offer to buy securities nor will there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Such an offer or solicitation can only be made by way of an effective registration or otherwise in accordance with the securities laws.

No representation or warranty is given in respect of the information contained herein, and neither the delivery of this document nor any investment in OFS Capital securities will under any circumstances create any implication that OFS Capital has updated the information contained herein.

Future investments may be under materially different economic conditions, including interest rates, market trends and general business conditions, in different portfolio companies and using different investment strategies. Each of these material market or economic conditions may or may not be repeated. It should not be assumed that strategies employed by OFS Capital in the future will be profitable or will equal the performance described in this presentation.

Important Additional Information

In connection with the OFS Capital's special meeting of stockholders, OFS Capital has filed a proxy statement with the SEC and mailed the proxy statement and/or Notice of Internet Availability of Proxy Materials to its stockholders on or about April 27, 2022. Stockholders are encouraged to read the proxy statement because it contains important information about the proposal to be voted on at the special meeting. The proxy statement is available at no charge on the SEC's website at http://www.sec.gov, on OFS Capital's website at https://ir.ofscapitalcorp.com/financial-information/sec-filings, and at www.proxyvote.com. In addition, stockholders may also request copies of the proxy statement from us free of charge by following the instructions on the Notice of Internet Availability of Proxy Materials.

www.ofscapital.com | ©2022 OFS Capital Corporation

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OFS Capital Corporation (NASDAQ: OFS)

OFS

Overview	» OFS Capital is a Nasdaq-listed BDC primarily focused on lending to U.S. middle market companies
History	» Raised ~$100 million in 2012 IPO in addition to ~$43 million contribution from adviser OFS Capital Management[1] » Raised $53 million in 2017 equity follow-on offering
Senior Focused Portfolio	» $557 million investment portfolio[2] ($572 million total assets)[3] » 97% of loan portfolio is senior secured loans[2,4] » Portfolio diversified across 15 sectors and 64 distinct obligors
Flexible Capital Structure	» $208 million net asset value ($15.52 per share)[3] » No near-term liquidity needs with 67% of debt maturing in 2025 and beyond. Unsecured funding makes up 52% of liability mix; total weighted average cost of debt of 4.2%[5]
Strong Track Record	» Since 2011, OFS Capital has invested ~$1.8 billion with a cumulative net realized loss rate of ~1.9% as of March 31, 2022[6,7]
Alignment of Interest	» Management team averages over 20 years of experience, managing credit through economic cycles » OFS Capital Management ("Adviser") owns ~22% of OFS Capital's common shares[1,3]

1 Includes OFS Capital Management, LLC, its parent company, Orchard First Source Asset Management, LLC ("OFSAM"), its predecessor entity, as well as other wholly-owned subsidiaries of OFSAM.
2 Based on fair value as of March 31, 2022.
3 As of March 31, 2022.
4 Excludes structured finance notes.
5 Based on average principal drawn for the three months ended March 31, 2022.
6 Investments for the years ended December 31, 2012 and 2011 give pro forma effect to OFS Capital's consolidation of OFS Capital WM, LLC as a result of the WM 2012 Credit Facility Amendments, as if the consolidation took place on January 1, 2011. Includes $2.7 million realized gain from SBIC Fund acquisition.
7 Past performance is not indicative of future results.

www.ofscapital.com | ©2022 OFS Capital Corporation
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Special Meeting of OFS Stockholders

OFS

To Our Stockholders:

- We will be holding a Special Meeting of Stockholders of OFS Capital Corporation which will be held on the 25th floor of 10 South Wacker Drive, Chicago, Illinois, on June 8, 2022 at 11:00 a.m. (local time).

- At the meeting, you will be asked to authorize flexibility for us, with the approval of our board of directors, to sell or otherwise issue shares of our common stock (during the next 12 months) at a price below our then current net asset value per share in one or more offerings, subject to certain limitations set forth in the proxy statement (including that the cumulative number of shares sold pursuant to such authority does not exceed 25% of our then outstanding common stock immediately prior to each such sale). However, pursuant to this authority, there is no limit on the discount below NAV at which we may sell our common stock during the period this authorization is in effect. No further authorization from stockholders will be solicited even if the dilution resulting from any such offering or offerings is significant.

- The board believes that having the flexibility to sell common stock below NAV in certain instances is in our best interest and the best interests of its stockholders.

- We urge stockholders to vote “FOR” this proposal to, among other things:

  - Provide us access to capital during adverse economic environments which may provide attractive investment opportunities at compelling values;
  - Provide us with the flexibility to repay or redeem outstanding borrowings; and
  - Increase our market capitalization and the amount of publicly tradable common stock, which may afford all holders of our common stock greater liquidity.

- Two leading independent proxy advisory firms, ISS and Glass Lewis, have recommended voting "FOR" the Proposal.

- Your vote is extremely important, no matter how many shares you hold. Please vote your shares so we may avoid additional solicitation expenses and potential delays.

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History of Shareholder Friendly Actions

» Adviser owns 22% of OFS Capital Corporation

» Only one common equity offering since 2012 IPO (OFS Raised $53 million in 2017 at $14.57 per share)

- Adviser paid the sales load payable to the underwriters and the difference between the public offering price and the net proceeds we received in the 2017 offering
- We believe the 2017 offering diversified our portfolio and bolstered our capital base

» Approval would provide flexibility and does not represent commitment to raise capital

» The Adviser has shown a willingness to reduce and/or waive fees in order to benefit stockholders

- Paid underwriting commission in IPO
- Waived fees for first two years as public company
- Formed senior loan subsidiary in 2019; management fees reduced to 1% (from 1.75%) for assets in wholly owned subsidiary
- Reduced incentive fee for the first quarter of 2020 in response to volatility resulting from the COVID-19 pandemic

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How to Vote

OFS

- The proxy statement is now available and can be found online at https://ir.ofscapitalcorp.com/financial-information/sec-filings. You may use one of the following methods to provide your voting instructions:

You may vote by telephone:

- You may vote your shares by telephone by calling (800) 454-8683. Have your control number listed on the proxy card or voting instruction form ready.

You may vote over the Internet

- Online at www.proxyvote.com. Have your control number listed on the proxy card or voting instruction form ready and follow the instructions.

You may vote by mail

- You may vote by completing, dating and signing the proxy card you received by mail and promptly mailing it in the postage-paid envelope provided. You do not need to put a stamp on the envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in the proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR the Proposal.

You may vote in person

- If you attend the Special Meeting and are a registered stockholder, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the Special Meeting. If you hold your shares through a bank or broker, you must obtain a legal proxy from your bank or broker in order to vote at the Special Meeting.

If you need assistance voting your shares, please call D.F. King, our solicitation agent, at (866) 416-0553.

www.ofscapital.com | ©2022 OFS Capital Corporation 6